FOR IMMEDIATE RELEASE
COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FIRST QUARTER SALES AND NET LOSS

Burlington, NJ - October 5, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its sales and net loss for the first quarter ended August 28, 2004.

Sales for the three months ended August 28, 2004 were $576.9 million compared with sales of $525.5 million during the corresponding period of a year ago. Comparative store sales for the quarter increased 2.9%. Total sales for the comparative quarter increased 9.8%.

Net loss for the three months ended August 28, 2004 was $18.7 million or $0.42 per share compared with a net loss in the comparative three-month period ended August 30, 2003 of $17.1 million or $0.38 per share. Net loss for the three months ended August 30, 2003 included a net loss from discontinued operations of $1.3 million or $0.03 per share. Historically, the Company's stores have lost money during the first fiscal quarter.

During the first quarter of fiscal 2005, the Company opened one Burlington Coat Factory store and relocated two Burlington Coat Factory stores to new locations within their existing trading markets.

The Company will be holding a conference call regarding the first quarter results at 10:00 AM EDT on Wednesday, October 6, 2004. To listen to the call, visit the Company's site at www.coat.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)

	August 28, 2004		August 30, 2003
REVENUES:

Net Sales	$ 576,851	100.00%	$ 525,473	100.00%
Other Income	7,152	1.20%	6,048	1.20%

	584,003	101.20%	531,521	101.20%
COSTS AND EXPENSES:

Cost of Sales (Exclusive of Depreciation)	374,067	64.80%	332,944	63.40%
Selling and Administrative Expenses	217,817	37.80%	204,807	39.00%
Depreciation	20,996	3.60%	18,725	3.60%
Interest Expense	1,803	0.30%	781	0.10%
	614,683	106.60%	557,257	106.00%

Loss From Continuing Operations Before Provisions for Income Tax	(30,680)	-5.30%	(25,736)	-4.90%
Income Tax Benefit	(11,996)	-2.10%	(9,961)	-1.90%

Net Loss From Continuing Operations	(18,684)	-3.20%	(15,775)	-3.00%

Net Loss From Discontinued Operations, Net of Tax	--	0.00%	(1,292)	-0.20%
Net Loss	($18,684)	-3.20%	($17,067)	-3.20%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1	0.00%	2	0.00%

Total Comprehensive Loss	($18,683)	-3.20%	($17,065)	-3.20%

Basic and Diluted Earnings Per Share:
Basic Net Loss From Continuing Operations	($.42)		($.35)
Basic Net Loss From Discontinued Operations, Net of Tax	0.00		($0.03)
Basic Net Loss	($0.42)		($.38)

Diluted Net Loss From Continuing Operations	($0.42)		($0.35)
Diluted Net Loss From Discontinued Operations, Net of Tax	0.00		($0.03)
Diluted Net Loss	($0.42)		($.38)

Basic and Weighted Average Shares Outstanding	44,635,847		44,547,425
Dividends Per Share	$ 0.04		$ 0.03